EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                                               For Six Months
                                                                                                                Ended June 30
                                                                                                          -------------------------
Millions of dollars                                                                                       1997                 1996
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
Earnings from continuing operations ......................................................                $344                 $319
Provision for income taxes ...............................................................                 242                  226
                                                                                                          -------------------------
         Earnings subtotal ...............................................................                 586                  545
Fixed charges included in earnings:
   Interest expense ......................................................................                 110                  147
   Distribution on convertible preferred securities ......................................                  16                   --
   Interest portion of rentals ...........................................................                  14                   21
                                                                                                          -------------------------
         Fixed charges subtotal ..........................................................                 140                  168
Earnings from continuing operations
   available before fixed charges ........................................................                $726                 $713
                                                                                                          -------------------------
Fixed charges:
   Fixed charges included in earnings ....................................................                 $140                $168
   Capitalized interest ..................................................................                  16                    6
                                                                                                          -------------------------
         Total fixed charges .............................................................                $156                 $174
                                                                                                          -------------------------
Ratio of earnings from continuing operations
   to fixed charges ......................................................................                 4.7                  4.1

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